EXHIBIT 99.1

	December 31,		Pro
	2023	Adjustments	Forma
ASSETS
Current assets:
Cash	$1,008,408		1,008,408
Accounts receivable,	405,786		405,786
Prepaid expenses and other current assets	198,026		198,026
Current assets from discontinued operations	-		-
Investment in Marketable Securities	380,744		380,744
Total current assets	1,992,964	-	1,992,964

Property and equipment, net of accumulated depreciation of $35,519 and $17,210, respectively	36,311		36,311
Intangible assets, net	1,342,787		1,342,787
Goodwill	7,101,084		7,101,084
Total assets	$10,473,146	-	10,473,146
LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,534,464		1,534,464
Accrued expenses	804,609		804,609
Accrued compensation	154,764		154,764
Accrued interest	309,309	(100,000)	209,309
Deferred payroll taxes	2,484		2,484
Other liabilities	17,333		17,333
Contingent consideration for acquisitions	-		-
Loans payable - current portion, net of discount	5,115,975	(1,611,111)	3,504,864
Refundable deposit on preferred stock purchase	285,000		285,000
Warrant liability	1,200,000		1,200,000
Deferred revenue	149,848		149,848
Current liabilities associated with discontinued operations	-		-
Total current liabilities	9,573,786	(1,711,111)	7,862,675

Loans payable - long term portion	-		-
Total liabilities	9,573,786	(1,711,111)	7,862,675
Commitments and contingencies (Note 9)
Members'/Stockholders' Equity
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	-		-
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 86,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	9		9
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	-		-
Preferred stock, Series G, $0.0001 par value; 200,000 shares authorized; 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively			-
Common stock, $0.0001 par value; 6,666,667 shares authorized; 1,433,903 and 1,085,184 shares issued and outstanding as of December 31, 2023 and 2022, respectively	143	36	179
Shares to be issued, 0 and 587,945 shares as of December 31, 2023 and 2022, respectively	-		-
Additional paid-in capital	77,066,256	1,711,075	78,777,331
Accumulated deficit	(76,167,048)		(76,167,048)
Total members'/stockholders' deficit	899,360	1,711,111	2,610,471
Total liabilities and members'/stockholders' deficit	$10,473,146	-	10,473,146